Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

James Moniz	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

Intevac Announces New Appointments to its Board of Directors

SANTA CLARA, Calif. — June 10, 2019 – Intevac, Inc. (Nasdaq: IVAC), a leading supplier of thin-film processing systems and digital night-vision technologies, today announced that it has expanded its Board of Directors with the appointment of two new independent directors, Dotty Hayes and Michele Klein, effective June 7th, 2019. Both directors bring over 30 years of technology industry, executive leadership, and board experience to Intevac.

Ms. Hayes is currently nonexecutive Chairman of the Board of Directors at First Tech Federal Credit Union, a cooperative financial institution, and brings expertise in internal audit and controllership with large global technology firms.  Ms. Hayes was a financial executive at Intuit from 2003 until 2008, where she served as Corporate Controller and Chief Accounting Officer and later as Chief Audit Executive. In 1999, after 10 years as a senior financial executive at Hewlett-Packard (H-P), she program-managed the spinoff of Agilent Technologies from H-P as Chief Audit Executive and continued at Agilent until 2003, serving as the company’s Vice President, Corporate Controller and Chief Accounting Officer. She previously chaired the Audit Committee of the Vantagepoint Funds, a captive mutual fund series of ICMA-RC, and the Audit Committee for Range Fuels, a biofuels company.

Ms. Klein brings operations and board experience in the semiconductor equipment and solar energy industries. She is a Director of Photon Control (TSX: PHO), a provider of optical sensors and systems to the semiconductor equipment industry, and serves as a member of its Audit Committee.  Since 2010 Ms. Klein has been CEO of Jasper Ridge Inc., a developer of technology to improve vision. Previously, Ms. Klein was Senior Director of Applied Ventures, the venture capital arm of Applied Materials, Inc., where she recommended and managed investments in energy storage and solar energy, and represented Applied on the boards of seven technology companies. Ms. Klein co-founded and led Boxer Cross Inc., a semiconductor equipment manufacturer, as CEO and Director until its acquisition by Applied Materials, and High Yield Technology Inc., a semiconductor metrology company, until its acquisition by Pacific Scientific.  She is a founder and current Director of Gridtential Energy, an energy storage company.

Commenting on the new appointments, Chairman David Dury said, “We are very pleased to have the opportunity to appoint these two seasoned executives to our Board of Directors. Dotty and Michele offer an ideal combination of company leadership and financial expertise to our Board, and each of them bring substantial experience with boards and governance. Michele also brings CEO, operational, and both capital equipment and solar energy industry expertise, while Dotty has years of Audit Committee experience as a financial expert in the global technology industry. We look forward to their contributions to our Board.”

About Intevac

Intevac was founded in 1991 and has two businesses: Thin-film Equipment and Photonics.

In our Thin-film Equipment business, we are a leader in the design and development of high-productivity, thin-film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties, such as the hard drive media, display cover panel, and solar photovoltaic markets we serve currently.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information call 408-986-9888, or visit the Company's website at www.intevac.com.